Exhibit 4.46

Administrative Consultant Services Agreement

This Agreement is made on the 1st day of January 2019 (the “Effective Date”), between the following parties (collectively, the “Parties”):

Party A: APTUS MANAGEMENT LIMITED (or the “Company”)

Registered office: 17/F., Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Party B: AENEAS MANAGEMENT LIMITED (or the “Services Provider”)

Registered office: 17/F., Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Background:

The Company and the Services Provider wish to enter into a documentation and administrative services arrangement on the following terms and conditions.

NOW, THEREFORE, the Parties agree as follows:

1. Service Scope

The Services Provider is enlisted to, through its affiliated companies, to provide certain business and financial services, including but not limited to, advising upon, conducting due diligence, researching, analyzing, and maintaining ongoing information flow in relation to the Company’s market competition, sector developments, industry trends, new technology developments, customer and market needs, with the purpose of streamlining the Company and its affiliated group companies, to better engage in its core business segments competitively and efficiently, as well as to potentially discover new business activities to engage in (the “Services”).

The Services Provider in the course of delivering such Services, may engage in activities including but not limited to, the generation and maintenance of financial models, competitor analysis, market studies, and research reports, producing internal projections and best-effort estimates where relevant, engaging in the consultation of industry professionals and expert networks when deemed suitable, verification of business and revenue models, and a broad range of administration support in relation to the delivery of the Services.

The Services Provider is expected to deliver the said Services and maintain ongoing dialogue with representatives of the Company and its affiliated group companies, throughout the Duration of this Agreement, as well as the Duration of any renewal period to the Agreement to be mutually agreed in writing between the Services Provider and the Company at a subsequent date.

2. Service Fees & Payment

Service fees

The Company hereby agrees to pay the Services Provider a monthly service fee of HK$452,000 not later than 25th day of each month.

Administrative Consultant Services Agreement

Payment Methods:

1.	By cheque:	A) send us a cheque payable to “Aeneas Management Limited”
B) or you can deposit the cheque directly to DBS Bank account number [ ]and scan the receipt to us (email: [ ])

2.	By bank transfer:
	Name of account:	Aeneas Management Limited
	Bank:	DBS Bank (Hong Kong) Limited
	SWIFT:	[ ]
	Bank Code:	[ ]
	Branch Code:	[ ]
	HKD S/A	[ ]

3. Duration / Termination

This Agreement shall commence on the Commencement Date and, subject to the remaining terms of this Agreement shall terminate upon December 31, 2019.

Services may be terminated by either party by giving the other party a written notice three months in advance.

4. Relationship of the Parties

Party B undertakes and agrees with Party A as follows: It shall not, without Party A’s prior written consent, disclose any information relating to this Agreement including without limitation the provisions hereof, to any third party and shall prevent any unauthorized publication or disclosure of the same, except as expressly provided for in this Agreement;

5. Severability

The provisions of this Agreement are independent of and severable from each other. If any provision, or part thereof, is found to be invalid or unenforceable for any reason that provision, or part, shall be deemed modified to the extent necessary to make it valid and operative and in a manner most closely representing the intention of the Parties as expressed herein, or if it cannot be so modified, then eliminated, and the remainder of the Agreement shall continue in full force and effect as if the Agreement had been signed with the invalid part so modified or eliminated.

6. Governing Law

This Agreement shall be governed by the law of the Hong Kong Special Administrative Region. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be in Hong Kong.

Administrative Consultant Services Agreement

The undersigned hereby agrees to adhere to the aforementioned terms of this Agreement commencing on the Effective Date.

Party A:

For and on behalf of APTUS MANAGEMENT LIMITED

EXECUTED BY
Authorised Person

Party B:

For and on behalf of AENEAS MANAGEMENT LIMITED

EXECUTED BY
Authorized Person